Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-173025, 333-162884, 333-139562 and 333-109296) of Merck & Co., Inc. of our report dated June 18, 2015, relating to the financial statements of the MSD Puerto Rico Savings Plan (formerly known as the MSD Puerto Rico Savings & Security Plan), which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
New York, New York
June 18, 2015